                               [PSGC LOGO OMITTED]

                         PHUOC SON GOLD COMPANY LIMITED
                    644-646 Ngo Quyen, Da Nang City, Vietnam
                    Tel: 84-0511-945288, Fax: 84-0511-945290
--------------------------------------------------------------------------------

                                                              September 16, 2006

                             CONTRACT OF MINING ORE

                                  DAKSA PROJECT

                                       -1-

                      AGREEMENT FOR FULFILMENT OF CONTRACT

                             Contract No: 25/2006PS

THIS AGREEMENT is made on the Sixteenth of September, 2006,

BETWEEN: PHUOC SON GOLD CO., LTD.
         Address:    644-646 Ngo Quyen St, Danang City.
         Phone:      0511-945289
         Fax:        0511-945290

         Represented by Mr. Nguyen Ngoc Quynh - Deputy General Director
         (Hereinafter termed the "Principal") of the one part;

AND:     HUONG TOAN COMPANY LTD
         Address:    45 Nguyen Hoang st, Tam ky, Quang Nam
         Account No: 562 100000 41634 at the Development & Investment Bank of
                     Quang Nam Province
         Phone:      0510-851962
         Fax:        0510-851962

         Represented by: Mr.Nguyen Tam Mien - Position: Director
         (Hereinafter termed the "Contractor") of the one part;

WHEREBY it is hereby agreed between the parties as follows:

IN consideration of the payments to be paid at the time and in the manner set forth in the Conditions hereto annexed, the Contractor shall complete all the works and supply services described in the Specifications attached and subject to the Terms and Conditions and stipulations contained in the said
Specifications and in the Conditions of Contract attached.

THAT the Principal shall pay to the Contractor the contract sum or such other sum or sums that become payable, as in the attached Conditions.

THAT the Conditions and Specifications attached shall form part of this
Agreement.

This contract is made in four (4) copies, two (2) in English and two (2) in
Vietnamese. Each party keeps one of each.

IN WITNESS on the above date this Agreement was:

SIGNED BY:             [SEAL]             /s/ Nguyen Ngoc Quynh
                                          --------------------------------------
                       For and on behalf of: PHUOC SON GOLD CO., LTD (Principal)

SIGNED BY:             [SEAL]             /s/ Nguyen Tam Mien
                                          --------------------------------------
                       For and on behalf of: HUONG TOAN COMPANY LTD (Contractor)

ANNEXURES
Annex A:   Specifications
Annex B:   Terms and Conditions

                                       -2-

                             ANNEX A: SPECIFICATIONS

1. CONTRACT LOCATION:

The general area is the area of Dak Sa Mine at Phuoc Duc Commune within Mining
Licence No.116/GP-BTNMT and Investment License No: 2355/GP of Phuoc Son Gold
Project in Phuoc Son District, Quang Nam Province.

2. WORK TO BE PROVIDED BY THE CONTRACTOR:

Mining at Dak Sa Mine, including:

2.1 Deal with Government authorities to carry out all necessary formalities of explosive magazine pursuant to current regulations and construction of an explosive magazine of 3 tonne capacity at the location approved by the
Principal;

2.2 Prepare construction site, build the explosive magazine and equip it as required to meet safety requirement in accordance with Vietnamese Standards, and get approval for the use of explosives;

2.3 Supply the appropriate explosives as required by the Principal.

2.4 Be responsible for buying, transporting, storing and using explosives serving for mining work;

2.5 Prepare blasting plan and get it approved by Government authority as required by the Law;

2.6 Supply appropriate labourer to do the work.

2.7 Average capacity of mining is of 100,000.00 tonnes of ore per year.

2.8 Volume of rock/ore blasting work: It is expected to develop tunnels of 4.0 m wide, 4.0 m high and 780 meters long to yield 12,480m3 of rock blasted. Average volume of work is 2,080m3/month.

2.9 The kind of explosive may vary depending on availability of local suppliers.

3. GENERAL REQUIREMENTS

     3.1 SAFETY, SECURITY AND STANDARD OPERATING PROCEDURES:

     The Contractor shall:

     o    Provide fully documented safety and standard operating procedures within 15 days of contract award.

     o    Provide all things necessary to implement the safety and standard operating procedures and programme that have been approved.

     o    Provide list of employees with identification, position and photo of each employees on site to the Chief Security of the Principal.

     o    Provide the list of mobile equipment with plate numbers and make to the Chief of Security of the Principal.

     3.2 COMPLIANCE WITH PLAN AND WORK SPECIFICATIONS

     The Contractor shall:

     o    Comply with all standard work specifications set by the Principal.

     o    Follow the plans and instructions given by the Principal.

     3.3 EXPLOSIVE REQUIREMENT AND BLASTING WORK

     o    The dynamite to be used should have at least an unconfined velocity of detonation ranging from 4 to 6 km/sec and a density range of 1.1 to
          1.3 g/cc.

     o    Dynamites must be primed using a #8 detonator (electric blasting cap or non-electric blasting) cap.

     o    Blasting must be fired in sequence using electric blasting caps or non-electric blasting caps with delays.

                                       -3-

     o    Explosive loading and blasting must be in accordance with Vietnamese regulations of safety and technique or as indicated by the Mine.

     o    Average volume and kind of explosive for Phuoc Son area:

                    Phuoc Son Initial Explosives Requirement

ITEM NO.                DESCRIPTION               UNIT   MONTHLY usage
--------   ------------------------------------   ----   -------------
    1      Exel Detonators, Non-Electric,
              3.6 m. long, Delay Nos. 0 - 15       Pcs     See Below
    2      Exel Detonators, Non-Electric,
              2.4 m. Long, Delay No. 0 - 15        Pcs     See Below
    3      Detonating Cord (Cordtex) 5 g/m         Pcs        1188
    4      Anfo Prills (25 kg/sack)                Kg         9900
    5      Powergel, 3151 Magnum, 32 mm x
              200 mm, 25 kg/box.                   kg       28.947,6
    6      Powergel, 3151 Magnum, 25 mm x
              200 mm, 25 kg/box.
    7      Powergel, 3151 Magnum, 32 mm x
              700 mm, 25 Kg/ Box                   kg       2.412,3
    8      Powergel, 3151 Magnum, 25 mm x
              700 mm, 25 Kg/ Box
    9      Powergel, 3000 Trimex 19 x 460          kg       1.064,25
    9      Exel Detonator, Electric                Pcs         66
   10      Blasting cable, 100 m./Roll             m.         110
   11      Twin Twist Wire, 500 m/Roll             m.         2640
   12      OhmMeter. DO 2000                       Pc.   2 per 2 years
   13      Exploder Machine, 4 pcs for the next    Pcs   2 per 2 years
              6 months

           EXEL DETONATORS, NON-ELECTRIC
           Delay #0   3.6 m Long                   pcs         66
           Delay #1   3.6 m. Long                  pcs         66
           Delay #2   3.6 m. Long                  pcs         66
           Delay #3   3.6 m. Long                  pcs         66
           Delay #4   3.6 m. Long                  pcs         66
           Delay #5   3.6 m. Long                  pcs        132
           Delay #6   3.6 m. Long                  pcs        132
           Delay #7   3.6 m. Long                  pcs        264
           Delay #8   3.6 m. Long                  pcs        264
           Delay #9   3.6 m. Long                  pcs        396
           Delay #10   3.6 m. Long                 pcs        396
           Delay #11   3.6 m. Long                 pcs        396
           Delay #12   3.6 m. Long                 pcs        396
           Delay #13   3.6 m. Long                 pcs        396
           Delay #14   3.6 m. Long                 pcs        396
           Delay #15   3.6 m. Long                 pcs        132

                                       -4-

     3.4 CONTRACTOR'S LOG AND REPORT

          The Contractor shall maintain a daily log and report, in which a daily record of all work conducted is to be recorded and reported. The
          Contractor's logs shall be made available for inspection at any time, upon request of the Mine Superintendent and or officials of the Mine
          Department. The daily report (duly signed by the Contractor's representative and concurred by the Principal's representative) is to be provided to the Mine Superintendent at the end of each day.

     3.5 Overall Supervision and Management

          The work shall be conducted to the overall satisfaction of the Mine
          Superintendent.

4. COMMENCEMENT & COMPLETION DATES

The work is to commence on SEPTEMBER 16, 2006.

Average production is to be maintained at a rate consistent with the entire contract being completed within a maximum period of 3 years. During the execution, if either party want to terminate the contract prior to the term hereof, an agreement must be reached by the two parties.

                                       -5-

                          ANNEX B: TERMS AND CONDITIONS

1. CONTRACTOR'S RESPONSIBILITIES

The Contractor shall provide all materials, labor, equipment, mobilization and demobilization of equipment and other requirements to complete the schedule of work.

The Contractor shall carry out and perform the work safely, in a professional manner and in accordance with the highest standards of practice.

In particular, the Contractor shall:

     o    Nominate a site representative to supervise the performance of the work and accept overall instructions and supervision from the Mine
          Superintendent.

     o    Strictly follow all requirements of transporting, storing and using explosive and blasting work.

     o    Accept instructions from the Mine Superintendent.

     o    Keep a comprehensive log or diary which records daily work progress.

     o    Protect the environment during works.

     o    Ensure and be responsible for the safety of all men working under him.

     o    Maintain the work sites in a clean, safe and orderly condition. In particular, all rubbish, or damaged equipment are to be removed out of mine by the Contractor.

     o    Maintain and secure his equipment onsite.

     o    Otherwise comply with the terms of this contract.

2. PRINCIPAL'S RESPONSIBILITIES

In particular, the Principal shall:

     o    Provide a site representative, known as the "Mine Superintendent" to monitor and supervise work in progress and modify the work, if necessary due to unforeseen problems.

     o    Provide the Contractor with additional specifications or instructions, if necessary.

     o    Provide on-site security during the term of the contract.

     o    Make all payments due in a timely manner.

     o    Otherwise comply with the terms of this contract.

     o    Provide the Contractor with all legal documents and others relating to mining license during making plan for blasting, construction and getting permits to use explosives in accordance with regulations of
          Law.

3. OVERALL CONTROL OF WORK

The work shall be carried out under the overall direction and to the satisfaction of the Principal through the Mine Superintendent for his designate.

4. BASIS OF PAYMENTS TO THE CONTRACTOR

     o    Currency: The currency of the contract is Vietnamese Dong and will be paid in accordance with the exchange rate applicable at the payment time.

     o    Payment to the contractor will be based on the volume of work done, labour cost and/or actual material consumption at the agreed quoted cost;

     o    The estimated cost for explosive supply and consumption per month:
          985,000,000 VND

                                       -6-

     o    BUILDING EXPLOSIVE MAGAZINE AND FORMALITIES TO USE THE MAGAZINE (Refer
          to quotation dated July 15th, 2006)                     185,000,000VND

     o    MINING

          The mining work will be paid based on labour, material and management cost.

     I.   Fixed cost per month (3 shifts per day):               103,000,000 VND
          1. Labor cost:                                          78,000,000 VND
                                                                 ---------------
          - Leader:                    01 person x 6,000,000   =   6,000,000 VND
          - Commander of blasting:     03 persons x 6,000,000  =  18,000,000 VND
          - Worker loading explosive:  06 persons x 5,000,000  =  30,000,000 VND
          - Driver:                    03 persons x 4,000,000  =  12,000,000 VND
          - Store keeper:              03 persons x 4,000,000  =  12,000,000 VND
          2. Transport cost:                                      15,000,000 VND
                                                                 ---------------
          - Rent means of transport for labor and explosive:   =   6,000,000 VND
          - Fuel:                                              =   9,000,000 VND
          3. Management cost:                                     10,000,000 VND
                                                                 ---------------

          The fixed cost will vary depending on the scheduled working hours of the Principal. For a single shift schedule, the fixed cost per month shall be 34,333,000 VND.

     II.  Explosive cost:

          Unit price of explosive: (the unit price can be changed due to the notice from supplier in accordance with current regulations of the
          State). (refer to the Explosives list attached)

          Contractor will be responsible for supplying explosive and secondary materials as above unit price.

          The total cost of explosive will be computed on basis of above unit price and actual consumption for that month.

          Contractor will be paid an additional amount of 10% of the total cost of explosive used in maintenance of storage, insurance, other legal costs during usage of explosive.

               The estimated cost: 99,000,000 VND/motnh

     o    THE CONTRACT VALUE shall be deemed to be 1,337,000,000 VND/month
          (Equal to US$ 83,500 ) (Including VAT).

5. PAYMENTS

Payments by the Principal to the Contractor shall be made in installments, as follows:

     (i)   The Principal will advance the Contractor an amount of
           100,000,000.00VND (ONE HUNDRED MILLION DONGS) for constructing the magazine after signing the contract. The remainder will be paid to the Contractor after the magazine is inspected and approved by the
           Principal.

     (ii)  Payments will be made at the end of every month according to the work completed and certified by the Mine Superintendent.

     (iii) After final completion of the schedule of work, the remaining value of the work performed (including surcharges, or deduction of penalties, if any) will be paid 30 days after final completion and demobilization.

     Payment will be effective from the date the Principal receives the
     Contractor's VAT invoice.

                                       -7-

6.INSURANCE & INDEMNITY

During the time of mining, the two parties shall be responsible for insurance duties as defined by the current stipulations.

The Principal shall have the current insurance policies for the mining works.
The Contractor must have the current insurance policies that cover materials, equipments, store, workman compensation, civil compulsory insurance for the third party.

The Contractor shall have in place current insurance policies that cover public liability and worker compensation.

All of the Contractor's activities hereunder shall be at its own risk and the
Contractor shall not be entitled to insurance protection provided by the
Principal, provided that the Principal shall defend and indemnify the Contractor from losses, claims, demands, liabilities, suits or actions arising from injuries or death, or from the loss or damage to the property of any person or persons, by the acts or omissions of the Principal or any person other than the
Contractor performing on its behalf any negligent acts or omissions.

The Contractor shall defend and indemnify the Principal and its directors, officers, employees and agents from any and all losses, claims, demands, liabilities, suits or actions arising from injury or death of any person or persons, or from the loss or damage to the property of any person or persons, by the acts or omissions of the Contractor or any person performing on its behalf any negligent acts or omissions.

7.CONTRACTOR'S PERSONNEL

The Contractor and the Contractor's personnel shall abide by local laws and regulations. The Contractor and the Contractor's personnel shall at all times maintain good relations with the local people and authorities and will notify the Principal if any conflicts arise. The Contractor shall remove any Contractor employee who is objectionable or unsatisfactory to the Principal and shall provide a replacement employee at no cost to the Principal.

The Contractor shall maintain the highest standards of safety and shall take every reasonable precaution against accident or injury to the works and forest property and to persons whether employed on the works or otherwise. The issue and use of Personal Protective Equipment (PPE) for all Contractor employees is required; as a minimum this should be a hard hat and stout shoes. The Principal reserves the right to reject from the works any Contractor employee not wearing the requisite PPE.

8.SUBCONTRACTORS

The Contractor shall not sublet any of the work, without first receiving written approval from the Principal. The Contractor shall have full responsibility for any subcontractors so approved.

9.CONFIDENTIALITY

The Contractor shall not divulge any information regarding this contract or bring any persons other than the Contractor's staff to the work site, except with the specific written permission of the Principal.

10.FORCE MAJEURE

Neither party shall be liable for any failure to perform, or for delay in the performance of any obligation under this contract as a result of war, flood, inevitable accident, embargoes, legal restraint or other cause beyond its reasonable control.

                                       -8-

In the event that adverse weather conditions (beyond that which a competent operator would normally be expected to continue operating) are encountered, then the problem shall first be discussed with the Mine Superintendent, who will decide whether Force Majeure can be invoked.

11.ARBITRATION

Both parties agree to fulfill their respective obligations under this contract
If however any dispute between parties should arise, then the parties will endeavor to settle the matter in a spirit of mutual co-operation, but in the event that a dispute cannot be so settled, then the matter shall be referred to the Vietnamese Court of Arbitration.

12.DURATION OF CONTRACT

     12.1. FORMAL TERMINATION

     This contract shall terminate fifteen (15) days from the date of completion of the schedule of work, as signed off by the Mine Superintendent.

     12.2 EXTENSION OF SCOPE OR TERM:

     Depending on the rate of progress achieved by the Contractor, the Principal may request the Contractor to bring additional equipment and/or laborers to the site, increase the volume or scope of work, and/or extend the term of this contract. In case the Principal requires Contractor to bring additional equipment and/or laborers to the site, the Principal shall pay for mobilization of additional equipment and laborers based on mutual agreement.

     The Principal must give the Contractor notice of any such extension not less than 20 days prior to such additional work being required.

     12.3 EARLY TERMINATION

     Average production will be maintained at a rate consistent with the entire contract being completed within the period stated in the Schedule of Works.

     However, this contract may be terminated at any time prior to completion of the work schedule if the Principal assumes that The contractor can not complete the work on time as the schedule or due to neglectfulness, poor performance, poor management so that the contractor can not complete conditions in the contract. Upon such termination, the Principal shall pay to the Contractor all monies due for the work completed. The Contractor will not, however, require any payment from the Principal for the unused portion of the contract value.

13. SURVIVAL

     Notwithstanding the termination of this contract, any duty or obligation which has been incurred and which has not been fully observed, performed or discharged shall survive such expiration or termination until such duty or obligation has been fully observed, performed or discharged.

                                       -9-

                                   THOA THUAN
                                    AGREEMENT

  On CANCELLATION OF CONTRACT NO 25/2006 PS DATED SEPTEMBER 16,2006

 Today, the 27th of November 2006 we are;

         PARTY A:             PHUOC SON GOLD CO LTD
         REPRESENTATIVE:      MR. NGUYEN NGOC QUYNH
         POSITION:            DEPUTY DIRECTOR GENERAL

         PARTY B:             HUANG TOAN CO. LTD.
         REPRESENTATIVE:      MR. NGUYEN TAM MIEN

After discussion, the parties agreed as following:

1.   The contract No 25/2006 PS was signed by the parties on 16 September 2006 due to the bad weather and the change of Phuoc Son's construction plan, the contract couldn't be started until now. Based on the actual situation, the both parties agreed to cancel the contract.

2.   When required, the parties may discuss to enter into other contract for each item as building magazine, supply explosives, blasting service.

3.   This agreement is effective since 27 November 2006.

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